Exhibit 1.1
DEALER MANAGER AGREEMENT

July 31, 2009
Morgan Stanley & Co. Incorporated
Keefe, Bruyette & Woods, Inc.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     1. Exchange Offer. Citizens Republic Bancorp, Inc., a Michigan corporation (the “Company”), plans to make an offer to exchange up to $125,000,000 aggregate principal amount of its outstanding 5.75% Subordinated Notes due 2013 and $150,000,000 aggregate liquidation amount of the outstanding 7.50% Trust Preferred Securities (together, the “Old Securities”) of Citizens Funding Trust I, a Delaware statutory trust the common securities in which are owned by the Company, for an aggregate of up to 500,000,000 newly issued shares of the Common Stock, no par value (the “New Securities”) of the Company (such offer, as it may be amended and supplemented, the “Exchange Offer”). The Exchange Offer will be on the terms and subject to the conditions set forth in the Exchange Offer Material (as defined in Section 3(b)).
     2. Engagement as Dealer Manager. (a) The Company hereby engages Morgan Stanley & Co. Incorporated and Keefe, Bruyette & Woods, Inc. as Dealer Managers (the “Dealer Managers”) in connection with the Exchange Offer. Each Dealer Manager agrees, in accordance with its customary practice, to perform in connection with the Exchange Offer those services that are customarily performed by investment banking concerns in connection with similar exchange offers, including the solicitation of tenders of Old Securities pursuant to the terms of the Exchange Offer. The performance by each Dealer Manager of such services hereunder shall commence on the date of commencement of the Exchange Offer , which date shall be mutually agreed upon by the Company and the Dealer Managers (the “Commencement Date”).
          (b) Each Dealer Manager has been engaged to act in connection with the Exchange Offer and, in such capacity, each Dealer Manager shall act as an independent contractor, not as an agent, with duties owed solely to the Company. In connection with the solicitation of tenders of Old Securities, no broker, dealer, commercial bank, trust company or other nominee is to be deemed to be acting as agent of any Dealer Manager or as agent of the Company, and no Dealer Manager shall be deemed to be an agent of the Company, any broker, dealer, commercial bank, trust company or other nominee or any other person. The Company expressly acknowledges that all opinions and advice (written or oral) given by the Dealer Managers to the Company in connection with their engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transactions to which such opinions or advice relate.
     3. The Exchange Offer Material. (a) The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (File No. 333-160508), including a prospectus, relating to the New Securities. The registration statement as amended at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.” The prospectus included in the Registration Statement on the Commencement Date, if the Registration Statement has not been then declared effective, is hereinafter referred to as the “Commencement Date Prospectus”; the prospectus included in the Registration Statement at the time it is declared effective is hereinafter referred to as the “Prospectus” ; and each of the Commencement Date Prospectus and the Prospectus, as amended from time-to-time, used to solicit tenders of Old Securities in exchange for New Securities, is hereinafter referred to as the “Applicable Prospectus”.
          (b) The Registration Statement, the Commencement Date Prospectus the Prospectus, the accompanying Letter of Transmittal (as the same may be amended, the “Letters of Transmittal”) and any other documents, materials or filings relating to the Exchange Offer to be used or made by the Company in connection with the Exchange Offer, including, but not limited to, any materials hereafter incorporated by reference therein, to be distributed to holders of the Old Securities, and in each case as amended or supplemented from time to time, are referred to herein collectively as the “Exchange Offer Material.”
          (c) The Company agrees to furnish the Dealer Managers, at its own expense, with as many copies as the Dealer Managers may reasonably request of the Exchange Offer Material and any amendments or supplements thereto. The Company agrees that, at a reasonable time prior to using or filing any Exchange Offer Material, the Company will furnish to the Dealer Managers a reasonable number of copies of such material and will give reasonable consideration to the Dealer Managers’ and their counsel’s comments, if any, thereon.
          (d) Prior to and during the period of the Exchange Offer, the Company shall inform the Dealer Managers promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that would require the making of any change in any Exchange Offer Material then being used or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.
          (e) Each Dealer Manager hereby agrees that, without the prior consent of the Company (which consent the Company agrees will not be unreasonably withheld), such Dealer Manager will not hereafter publicly disseminate any written materials to holders of Old Securities for or in connection with the solicitation of tenders of Old Securities pursuant to the Exchange Offer, other than the Exchange Offer Material.

     4. Withdrawal. In the event that:
          (a) the Company uses, permits the use of or files with the Commission or any Other Agency (as defined in Section 8(l)) the Exchange Offer Material or any amendment or supplement thereto and such document (i) has not been submitted to the Dealer Managers previously for their and their counsel’s comments or (ii) has been so submitted, and the Dealer Managers or their counsel have made comments that have not been reflected in a manner reasonably satisfactory to the Dealer Managers and their counsel;
          (b) the Company shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein;
          (c) the Exchange Offer is terminated or withdrawn for any reason or any stop order, restraining order, injunction or denial of an application for approval has been issued and not thereafter stayed or vacated with respect to, or any proceeding, litigation or investigation has been initiated that is reasonably likely to have a material adverse effect on the Company’s ability to carry out the Exchange Offer, the exchange of the Old Securities pursuant thereto or the performance of this Agreement; or
          (d) the Dealer Managers shall not have received (i) on the Commencement Date and on the Expiration Date (as defined in the Commencement Date Prospectus or, from and after the time the Registration Statement is declared effective, the Prospectus), the opinions of counsel described in Sections 9(a) and (c) hereof, (ii) on the Commencement Date and on the Expiration Date, the accountant’s “comfort letters” described in Section 9(b) and (iii) on the Expiration Date, certificates of executive officers of the Company as described in Section 9(c), then each Dealer Manager shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offer without any liability or penalty to it or any other Indemnified Person (as defined in Section 11) and without loss of any right to indemnification or contribution provided in Section 11 or right to the payment of all fees and expenses payable pursuant to Sections 5 and 6 that have accrued to the date of such withdrawal, which expenses shall be paid promptly after the date of such withdrawal. In the event of any such withdrawal by any Dealer Manager, for purposes of determining the fees payable pursuant to Section 5, the principal amount of Old Securities tendered for exchange (and not subsequently withdrawn) pursuant to the Exchange Offer as of the close of business on the date of such withdrawal that are thereafter acquired by the Company pursuant to the Exchange Offer shall be deemed to have been exchanged as of the date of such withdrawal, and such fees accrued through the date of such withdrawal shall be paid to you promptly after such date.
     5. Fees. The Company and the Dealer Managers agree that the compensation and fees payable for the Dealer Managers’ services as Dealer Managers hereunder will be equal to two percent (2%) of the aggregate principal or liquidation amount, as applicable, of the Old Securities tendered and exchanged pursuant to such Exchange Offer. Of the aggregate compensation and fees payable, the Company shall pay 60% to Morgan Stanley & Co. Incorporated, and 40% to Keefe, Bruyette & Woods, Inc. Such compensation and fees will be paid to each Dealer Manager by the Company in immediately available funds upon expiration of the Exchange Offer.
     6. Expenses. In addition to the compensation for the services of each Dealer Manager under Section 5, the Company shall (a) reimburse brokers and dealers (including the Dealer Managers), commercial banks, trust companies and other nominees for their customary mailing and handling expenses incurred in forwarding the Exchange Offer Material to their customers, (b) pay all fees and expenses relating to the preparation, filing, printing, mailing and publishing of the Exchange Offer Material and any other material prepared in connection with the Exchange Offer, all advertising expenses relating to the Exchange Offer, the fees and expenses of the Exchange Agent and the Information Agent (each as defined in Section 7) and all other fees and expenses incurred by the Company or any of its affiliates in connection with the Exchange Offer, (c) pay all expenses incident to the preparation, issuance and delivery of the New Securities, the qualification of the New Securities under state securities or “blue sky” laws in accordance with the provisions of Section 10(g), including the reasonable fees and disbursements of counsel for the Dealer Managers and any stock or transfer taxes or stamp or similar duties, (d) pay all costs and expenses incident to listing the New Securities on the Nasdaq Global Select Market, (e) reimburse each Dealer Manager for all reasonable out-of-pocket expenses incurred by it in connection with the respective services of the Dealer Mangers including, but not limited to, the reasonable legal fees and disbursements of your legal counsel incurred in connection with the Exchange Offer and the preparation of this Agreement (which fees and expenses will be paid directly to such counsel), (f) pay the document production charges and expenses associated with printing this Agreement and (g) pay all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. All payments to be made pursuant to this Section 6 shall be made promptly after the expiration or termination of the Exchange Offer (or when required pursuant to Section 4). The Company shall perform its obligations as set forth in this Section 6 whether or not the Exchange Offer is commenced or any Old Securities are tendered for exchange pursuant to the Exchange Offer.
     7. Securities Lists; Exchange Agent; Information Agent. (a) The Company shall provide the Dealer Managers or cause the trustee or trustees under the indenture or amended and restated trust agreement, as applicable, pursuant to which the Old Securities were issued (in either case, “Indenture”) and The Depository Trust Company (“DTC”) to provide the Dealer Managers with copies of the records or other lists showing the names and addresses of, and principal amounts of Old Securities held by, the holders of Old Securities as of a recent date and shall, from and after such date, use its best efforts to cause the Dealer Managers to be advised from day to day during the pendency of the Exchange Offer of all transfers of Old Securities, such notification consisting of the name and address of the transferor and transferee of any Old Securities and the date of such transfer.
          (b) The Company has appointed and authorizes the Dealer Managers to communicate with D.F. King & Co., Inc., in its capacity as exchange agent (the “Exchange Agent”), in connection with the Exchange Offer. The Company will instruct the Exchange Agent to advise the Dealer Managers at least daily as to such matters relating to the Exchange

Offer as the Dealer Managers may reasonably request and to furnish the Dealer Managers with any written reports concerning any such information as they may reasonably request.
          (c) The Company will arrange for D.F. King & Co., Inc. to serve as information agent (the “Information Agent”) in connection with the Exchange Offer and, as such, to advise the Dealer Managers as to such matters relating to the Exchange Offer as they may reasonably request and to furnish the Dealer Managers with any written reports concerning any such information as they may reasonably request.
     8. Representations and Warranties and Certain Agreements. The Company represents and warrants to each Dealer Manager, and agrees with each Dealer Manager, as follows:
          (a) Each of the Company and its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has and will have full power and authority (corporate and other) to own its properties and conduct its business as described in the Applicable Prospectus and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place in which the Company or such subsidiary owns or leases property or where the nature of its properties or the conduct of its business otherwise requires such registration or qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or other), or the earnings, business or operations of the Company and its subsidiaries, present or prospective, taken as a whole, or the consummation of any of the transactions contemplated by this Agreement (“Material Adverse Effect”). All of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.
          (b) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Exchange Offer and to consummate the Exchange Offer in accordance with its terms.
          (c) The Exchange Offer and all other actions by the Company contemplated in the Exchange Offer Material and this Agreement have been duly and validly authorized by all necessary corporate action by the Company and no other corporate proceedings by the Company are necessary to authorize any such actions, except as disclosed in the Exchange Offer Material.
          (d) This Agreement has been duly and validly authorized, executed and delivered by the Company and no other corporate proceedings by the Company are necessary to authorize any such actions; and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that rights to indemnification and contribution hereunder may be limited by applicable Federal or state securities laws.
          (e) The Company has an authorized capitalization as set forth in the Commencement Date Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.
          (f) Except as disclosed in the Exchange Offer Material, the New Securities have been duly authorized and, when issued and delivered on the settlement date by the Company as provided in the Exchange Offer Materials, will be duly and validly issued, fully paid and non-assessable, and the issuance of such New Securities will not be subject to any preemptive or similar rights
          (g) The New Securities conform in all material respects to the description thereof in the Exchange Offer Material.
          (h) The Company will accept Old Securities in exchange for New Securities in accordance with and subject to the terms and conditions of the Exchange Offer.
          (i) A complete and correct copy of the Exchange Offer Material has been furnished to the Dealer Managers or will be furnished to the Dealer Managers no later than the Commencement Date. The Registration Statement and the Commencement Date Prospectus, as amended and supplemented from time to time (including, in the case of the Commencement Date Prospectus, by each subsequent Applicable Prospectus, including the Prospectus, comply in all material respects with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in each case, the rules and regulations promulgated by the Commission thereunder.
          (j) Each part of the Registration Statement, when such part became effective or becomes effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Commencement Date Prospectus and the other Exchange Offer Material (other than the Registration Statement) do not contain and, as amended or supplemented (including, in the case of the Commencement Date Prospectus, by each subsequent Applicable Prospectus, including the Prospectus), if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made with respect to statements or omissions in the Registration Statement, any Applicable Prospectus, or any other Exchange Offer Material based upon information relating to the Dealer Managers furnished to the Company in writing by the Dealer Managers expressly for use therein. The Company does not have any knowledge of any material fact or information concerning the Company or any of its subsidiaries, or the operations, assets, condition, financial or otherwise, or prospects of the Company or any of its subsidiaries, that under applicable law is required to be disclosed in the Exchange Offer Material that has not been so disclosed in the Exchange Offer Material.

          (k) The Registration Statement has been filed with the Commission on or before the date of this Agreement and will become effective not later than the Expiration Date and no stop order suspending the effectiveness of the Registration Statement is in effect; and no restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigation or investigations have been initiated or, to the best of the Company’s knowledge, threatened, by or before the Commission or any Other Agency (including any court) of the United States or the State of New York with respect to the commencement or consummation of the Exchange Offer or the execution, delivery or performance of this Agreement or the delivery of the New Securities, or to which the Company or any of its subsidiaries is a party or subject or to which any of the properties of the Company or any of its subsidiaries is subject, that are required to be disclosed in the Registration Statement or the Prospectus, other than proceedings accurately described in the Registration Statement or Prospectus.
          (l) The Exchange Offer, the exchange of Old Securities for New Securities pursuant to the Exchange Offer and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in, this Agreement, comply and will comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act, applicable state securities or “blue sky” laws and other applicable laws, and all applicable rules and regulations of the Commission (including, but not limited to, Sections 10 and 14 of the Exchange Act and Rules 10b-5, 14e-1, 14e-2 and 14e-3 thereunder) or any other Federal or other governmental agency, authority or instrumentality (each, an “Other Agency”). The commencement and consummation by the Company of the Exchange Offer, the issuance of the New Securities and the other transactions by the Company contemplated in the Exchange Offer Material and this Agreement do not and will not require any material consent, authorization, approval, order, exemption or other action of, or filing with or notification to, the Commission or any Other Agency, other than such as have been obtained, the filing of the Registration Statement and the notification of listing of the New Securities with NASDAQ.
          (m) Any document filed with the Commission and incorporated by reference in the Exchange Offer Material or from which information is so incorporated by reference, subsequent to the date of this Agreement and prior to or on the Expiration Date, when so filed or becoming effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder.
          (n) Except as disclosed in the Exchange Offer Material, the Exchange Offer, the exchange of Old Securities for New Securities pursuant to the Exchange Offer, all other actions contemplated in the Exchange Offer Material, and the execution, delivery and performance by the Company, and the consummation by the Company of the transactions contemplated in, this Agreement, do not and will not (i) conflict with or violate any provision of the amended and restated articles of incorporation, by-laws or other organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any applicable law, (iii) conflict with or violate any order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound, or (iv) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or assets of the Company or any of its subsidiaries pursuant to, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party or by which any of them or their properties or assets is bound, except in the case of (iii) and (iv) above, where any such violation, breach, default, or other action would not, individually or in the aggregate, have a Material Adverse Effect.
          (o) The Company is not, nor will be as a result of the consummation of the Exchange Offer, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”).
          (p) The accountants who have certified or shall certify the financial statements of the Company included, to be included or incorporated by reference in the Prospectus are independent public accountants as required by the Exchange Act.
          (q) The financial statements of the Company and its subsidiaries and the related notes and schedules included or incorporated by reference in each Applicable Prospectus fairly present and will fairly present the financial condition of the Company and its subsidiaries on a consolidated basis as of the dates indicated, and the results of operations and changes in financial position of the Company and its subsidiaries on a consolidated basis for the periods therein specified, in each case, in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly stated therein).
          (r) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Commencement Date Prospectus.
          (s) Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which could reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the Exchange Offer.
          (t) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement or the Applicable Prospectus and are not so described or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Applicable Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.
          (u) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Applicable Prospectus.
          (v) The Company and each of its subsidiaries are in compliance in all material respects with all laws administered by and regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and any other federal or state bank regulatory authority with jurisdiction over the Company or any of its subsidiaries (the “Bank Regulatory Authorities”), other than where such failures to comply would not have a Material Adverse Effect.
          (w) On or prior to the Commencement Date, the Company will have made appropriate arrangements, to the extent applicable, with DTC to allow for the book-entry movement of the Old Securities tendered for exchange between depository participants and the Exchange Agent.
          (x) Neither the Company nor any subsidiary is in violation or default of (i) any provision of its amended and restated articles of incorporation or by-laws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except in the case of (ii) and (iii), where any such violations or defaults would not, individually or in the aggregate, have a Material Adverse Effect.
          (y) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the New Securities registered pursuant to the Registration Statement, except as described in or contemplated by the Commencement Date Prospectus.
          (z) There are no written agreements or other written statements as described under 12 U.S.C. 1818(u) between any federal banking agency and the Company or any of its subsidiaries (whether or not such federal banking agency has determined that publication would be contrary to the public interest) and there are no material agreements, memoranda of understanding, cease and desist orders, orders of prohibition or suspension or consent decrees between any federal or state regulatory authority and the Company or any of its subsidiaries.
          (aa) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Registration Statement and the Commencement Date Prospectus.

          (bb) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal controls over financial reporting.
          (cc) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
          (dd) There is and has been no failure on the part of the Company and to the best of its knowledge any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.
          (ee) Except as otherwise disclosed by the Company in its reports filed under the Exchange Act, the Company and its subsidiaries have filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that are currently being contested in good faith and as for which adequate reserves have been established in accordance with generally accepted accounting principles, or as would not, individually or in the aggregate, result in a Material Adverse Effect.
          (ff) The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” and “Benefit Plan Investor Consideration” insofar as they purport to describe the facts and the provisions of the laws and documents referred to therein, in each case are accurate and fair in all material respects;
          (gg) Except as disclosed in the Exchange Offer Materials and except for such failure that would not individually or in the aggregate have a Material Adverse Effect, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would affect the value thereof or interfere with the use made or to be made thereof by them; and except as disclosed in the Commencement Date Prospectus and except for such failure that would not individually or in the aggregate have a Material Adverse Effect, the Company and its subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.
          (hh) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
          (ii) To the best knowledge of the Company, the operations of the Company and its subsidiaries are currently in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
          (jj) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary or, to the best knowledge of the Company, any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          (kk) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in the Registration Statement and the Applicable Prospectus.

          (ll) Each of the representations and warranties set forth in this Agreement will be true and correct on and as of the Commencement Date, as of the date of any publication, filing and/or distribution of the Exchange Offer Material and on and as of the Expiration Date.
     9. Opinions of Counsel; Officers Certificates. (a) On each of the Commencement Date and the Expiration Date, the Company will deliver to the Dealer Managers an opinion of Dykema Gossett PLLC, counsel to the Company, substantially in the form set forth in Exhibit A-1 attached hereto.
          (b) On each of the Commencement Date and the Expiration Date, the Company will deliver to the Dealer Managers an opinion of Thomas W. Gallagher, Executive Vice President, General Counsel and Secretary of the Company, substantially in the form set forth in Exhibit A-2 attached hereto.
          (c) On each of the Commencement Date and the Expiration Date, the Company will deliver to the Dealer Managers a letter dated the Commencement Date or the Expiration Date, as the case may be, in form and substance satisfactory to the Dealer Managers and their counsel, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial information, including pro forma financial information, contained in the Registration Statement and the Applicable Prospectus for such date.
          (d) On each of the Commencement Date and the Expiration Date, the Company will deliver to the Dealer Managers certificates of executive officers of the Company, dated as of such date, to the effect that all the representations and warranties of the Company contained herein are true and correct as though expressly made at such time and that the Company has performed in all material respects all obligations hereunder theretofore required to be performed.
          (e) On each of the Commencement Date and the Expiration Date, the Dealer Manager shall have received an opinion of Sullivan & Cromwell LLP, counsel to the Dealer Managers, substantially in the form set forth in Exhibit B attached hereto.
          (f) On the Commencement Date, the Company will deliver to the Dealer Managers a certificate of Charles D. Christy, Chief Financial Officer of the Company, dated as of the Commencement Date, substantially in the form set forth in Exhibit C attached hereto.
     10. Covenants. The Company agrees:
          (a) to advise the Dealer Managers promptly of (i) the occurrence of any event that could cause the Company to withdraw or terminate the Exchange Offer and (ii) any proposal or requirement to amend or supplement any Exchange Offer Material;
          (b) to notify the Dealer Managers , promptly after the Company receives notice thereof (and, if in writing, to furnish the Dealer Managers a copy thereof), (i) of the time when any amendment to the Registration Statement has been filed or becomes effective, or any amendment or supplement to the Commencement Date Prospectus or any other Applicable Prospectus or any amended or additional Exchange Offer Material shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Exchange Offer, (iii) of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Applicable Prospectus or any of the Exchange Offer Material, (iv) of the suspension of the qualification of the New Securities for offering or sale in connection with the Exchange Offer in any jurisdiction, (v) of any request by the Commission to amend or supplement the Registration Statement, any Applicable Prospectus or the other Exchange Offer Material or for additional information or (vi) of the institution or threatening of any proceedings for any such purpose to which the Company has notice or of any litigation or other administrative proceeding with respect to the Exchange Offer;
          (c) to provide to the Dealer Managers promptly any other information relating to the Exchange Offer that the Dealer Managers may from time to time reasonably request, and to advise the Dealer Managers promptly if any information previously provided becomes inaccurate in any material respect or is required to be updated;
          (d) to comply in all material respects with the provisions of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated by the Commission thereunder, in connection with the Exchange Offer Material, the Exchange Offer and the transactions contemplated hereby and thereby;
          (e) if, during such period after the Commencement Date as, in the opinion of counsel for the Dealer Managers, the then Applicable Prospectus is required by law to be delivered in connection with exchanges of Old Securities for New Securities, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the then Applicable Prospectus in order to make the statements therein, in the light of the circumstances when the then Applicable Prospectus is delivered to a holder of Old Securities, not misleading, or if, in the opinion of counsel for the Dealer Managers, it is necessary to amend or supplement the then Applicable Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Dealer Managers and to any other dealers upon request, either amendments or supplements to the then Applicable Prospectus so that the statements in the then Applicable Prospectus as so amended or supplemented will not, in the light of the circumstances when the then Applicable Prospectus is delivered to a holder of Old Securities, be misleading or so that the then Applicable Prospectus, as amended or supplemented, will comply with law;
          (f) to use all commercially reasonable efforts to cause the Registration Statement and any post-effective amendments to the Registration Statement to promptly become effective; and the Company will prepare and file, as required, any and all necessary amendments and supplements to any of the Exchange Offer Material and, if required by the Securities Act or the Exchange Act, will use all commercially reasonable efforts to cause such Exchange Offer Material to promptly become effective;

          (g) to endeavor to qualify the New Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Dealer Managers shall reasonably request;
          (h) during the period beginning on the Commencement Date and continuing to and including the Expiration Date, not to, without the prior written consent of the Dealer Managers, offer, sell, contract to sell or otherwise dispose of any New Securities or securities convertible into or exchangeable or exercisable for the New Securities or warrants or other rights to purchase New Securities or any other securities of the Company substantially similar to the New Securities except for (i) any New Securities issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in the Commencement Date Prospectus, (ii) any New Securities issued or options to purchase New Securities granted pursuant to existing employee benefit plans of the Company or (iii) any New Securities issued pursuant to any non-employee director stock plan, dividend reinvestment plan or stock purchase plan of the Company; and
          (i) to use its best efforts to cause the New Securities to have been approved for listing on the Nasdaq Global Select Market, as of the settlement date, subject only to notice of issuance at or prior to the time of issuance.
     11. Indemnification and Contribution; Settlement of Litigation; Release. (a) The Company hereby agrees to indemnify, defend and hold harmless each Dealer Manager, its affiliates, within the meaning of Rule 405 under the Securities Act, and their respective officers, directors, employees and agents and each person, if any, who is controlled by or controls any Dealer Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an Indemnified Person”) from and against any losses, claims, damages, liabilities and expenses whatsoever (each a “Loss” and collectively the “Losses”), and will reimburse each Indemnified Person for all expenses reasonably incurred (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any Loss, action, claim, suit, investigation or proceeding (whether or not pending or threatened and whether or not any Indemnified Person (as defined below) is a party), in each case related to, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or Applicable Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Dealer Managers furnished to the Company in writing by any Dealer Manager expressly for use therein, (ii) the Exchange Offer, (iii) the exchange of Old Securities for New Securities pursuant to the Exchange Offer, (iv) all other actions contemplated in the Exchange Offer Material with respect to the Exchange Offer, (v) any breach by the Company of any representation or warranty or failure to comply with any of the covenants and the agreements contained herein or (vi) any withdrawal or termination by the Company of, or failure by the Company to commence or consummate, the Exchange Offer. In addition, the Company hereby agrees to indemnify, defend and hold harmless each Indemnified Person from and against any Losses (or expenses relating thereto) related to, arising out of or in connection with any advice or services rendered or to be rendered by the Dealer Managers pursuant to or in connection with this Agreement; provided, however, that the Company shall not be obligated to indemnify a Dealer Manager to the extent that such Losses (or expenses relating thereto) are finally judicially determined by a court of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of such Dealer Manager. No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities or any commercial bank, trust company or other nominee and no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any Losses arising from or in connection with any act or omission of any Dealer Manager in performing its obligations hereunder or otherwise in connection with the Exchange Offer, the purchase of Old Securities pursuant to the Exchange Offer or any other action contemplated in the Exchange Offer Material, except to the extent that any such Losses are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Dealer Manager.
          (b) In case any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Person in respect of which indemnity may be sought pursuant to paragraph (a) of this Section 11, such Indemnified Person shall notify the Company in writing promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against such Indemnified Person within a reasonable time after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Company shall not, however, relieve the Company from any liability which it may have on account of the indemnity under this Section 11 if it has not been prejudiced in any material respect by such failure. Upon request of the Indemnified Person, the Company shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in respect of the legal expenses of any Indemnified Person in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Dealer Managers. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.
          (c) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 11 is unavailable to an Indemnified Person or insufficient in respect of any Losses (and expenses relating thereto) referred to therein, then the Company, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the Dealer Managers, on the other hand, of the Exchange Offer or (ii) if the allocation provided by the preceding clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Company, on the one hand, and of the Dealer Managers, on the other hand, in connection with any matter that has resulted in such Losses, as well as any other relevant equitable considerations; provided, however, in no event shall the aggregate portion of the amount paid or payable by any Dealer Manager exceed the aggregate amount of fees actually received by such Dealer Manager under this Agreement. For the purposes of this Section 11, the relative benefits to the Company, on the one hand, and to the Dealer Managers, on the other hand, of the Exchange Offer shall be deemed to be in the same proportion as the total value received or contemplated to be received by the Holders of Old Securities pursuant to the Exchange Offer, whether or not consummated, bears to the aggregate fees paid or to be paid to the Dealer Managers under this Agreement. The relative fault of the Company, on the one hand, and of the Dealer Managers, on the other hand, (x) in the case of any untrue statement of a material fact or omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether the untrue statement or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Dealer Managers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (y) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or its affiliates or by the Dealer Managers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission. The respective obligations of each Dealer Manager to contribute pursuant to this Section 11 are several and not joint.
          (d) The Company and each Dealer Manager agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (c) above. The amount paid or payable by an Indemnified Person as a result of the Losses referred to in this Section 11 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (e) The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The reimbursement, indemnity and contribution obligations of the Company provided for in this Agreement shall be in addition to any liability which the Company may otherwise have.
     12. Full Force and Effect. The provisions of Sections 8, 11, 13, 19, 20 and 25 shall apply to the Exchange Offer Material and any modification thereof and shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination, expiration or consummation of, the Exchange Offer or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any withdrawal by the Dealer Managers pursuant to Section 4 or otherwise and (iv) the completion of the services of the Dealer Managers hereunder.
     13. Confidentiality. Any advice or opinions provided by the Dealer Managers will not be disclosed or referred to publicly or to any third party (other than to attorneys and accountants of the Company who agree to keep such advice or opinions confidential) except in accordance with your prior written consent or as may be required by applicable laws. The Company agrees that any reference to a Dealer Manager in the Exchange Offer Material, or in any other release or communication relating to the Exchange Offer, is subject to the prior written approval of such Dealer Manager.
     14. Trading Activities. The Company acknowledges that each Dealer Manager is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of the trading and brokerage activities each Dealer Manager, each Dealer Manager or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your or its own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in the Exchange Offer.
     15. Termination. This Agreement may be terminated upon the earlier of (a) the expiration, withdrawal or termination of the Exchange Offer, (b) the date of the Dealer Managers’ withdrawal pursuant to Section 4 of this Agreement or (c) the time and date at which this Agreement is terminated by the mutual consent of the parties hereto. Notwithstanding the termination of the Agreement pursuant to this Section 15, the right to compensation and reimbursement pursuant to the provisions of Sections 5 and 6, accrued prior to the date of such termination, and the indemnity and the other provisions set forth in Sections 11 and 12 will remain operative.
     16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the agreements contained herein is not affected in any manner adverse to any party.

     17. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon any successors, assigns, heirs and personal representatives of the Company, each Dealer Manager and the other Indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy.
     19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     20. CONSENT TO JURISDICTION. THE COMPANY HEREBY (A) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY WITH RESPECT TO ANY ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTIONS OR PROCEEDINGS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT, (C) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     22. Amendment. This Agreement may not be amended or waived except in writing signed by each party to be bound thereby.
     23. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy, as follows:
(a)	If to the Dealer Managers:

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 Telecopy No.: (212) 761-0366 Attention: Liability Management

Keefe, Bruyette & Woods, Inc. 787 Seventh Avenue New York, New York 10019 Telecopy No.: 212-541-6644 Attention: General Counsel

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telecopy No.: (212) 558-9164 Attention: Mark Welshimer

(b)	If to the Company:

Citizens Republic Bancorp, Inc. 328 S. Saginaw Street Flint, Michigan 48502 Telecopy No.: (810) 257-2570 Attention: Thomas W. Gallagher

with a copy to:

Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 Telecopy No.: (313) 568-6893 Attention: Mark A. Metz
or, in each case, at such other address as may be specified in writing to the other parties hereto.
          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by person delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.
     24. Subheadings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          25. WAIVER OF JURY TRIAL. THE DEALER MANAGERS, ON THE ONE HAND, AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS STOCKHOLDERS), ON THE OTHER HAND, WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR

PROCEEDING WITH RESPECT TO THE ENGAGEMENT OF THE DEALER MANAGERS OR THEIR RESPECTIVE ROLES IN CONNECTION HEREWITH.
[Rest of Page Intentionally Left Blank]

          Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

Very truly yours, CITIZENS REPUBLIC BANCORP, INC.
By:
Name:
Title:

Accepted and agreed as of the
date first above written:
MORGAN STANLEY & CO. INCORPORATED

By:

Name:
Title:
KEEFE, BRUYETTE & WOODS, INC.

By:

Name:
Title:

Exhibit A-1
Form of Opinion of Dykema Gossett PLLC
          (a) The Company has been validly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.
          (b) The Company has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder and under the Exchange Offer and to consummate the Exchange Offer in accordance with its terms.
          (c) The Exchange Offer, and all other actions by the Company contemplated in the Exchange Offer Material and the Agreement, have been duly and validly authorized by all necessary corporate action by the Company and no other corporate proceedings by the Company are necessary to authorize any such actions, except for the Authorized Share Approval and the Subordinated Note Exchange Approval (as defined in the Prospectus).
          (d) The Agreement has been duly and validly authorized, executed and delivered by the Company; and the Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in equity or at law), and except that rights of indemnification and contribution thereunder may be limited by applicable Federal or state securities laws.
          (e) Except for the Authorized Share Approval and the Subordinated Note Exchange Approval (as defined in the Prospectus), the New Securities have been duly authorized and, when issued and delivered on the applicable settlement date as provided in this Agreement, will be duly and validly issued, fully paid and non-assessable, and the issuance of such New Securities will not be subject to any preemptive or similar rights arising under applicable Michigan law or the restated articles of incorporation or by-laws of the Company.
          (f) The Exchange Offer Material, as amended and supplemented from time to time, complies as to form in all material respects with the provisions of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated by the Commission thereunder.
          (g) The Exchange Offer, the exchange of Old Securities for New Securities pursuant to the Exchange Offer and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in, the Agreement, comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and other applicable laws of the State of Michigan, and all applicable rules and regulations of the Commission, provided, however, that we express no opinion in this paragraph regarding anti-fraud provisions of the federal securities laws or any state securities or “blue sky” laws. The commencement and consummation by the Company of the Exchange Offer, the issuance of the

New Securities and the other transactions by the Company contemplated in the Exchange Offer Material and the Agreement do not and will not require any material consent, authorization, approval, order, exemption or other action of, or filing with or notification to, the Commission, other than the filing of the Registration Statement.
          (h) Except for the Authorized Share Approval and the Subordinated Notes Exchange Approval (as defined in the Prospectus), the Exchange Offer, the exchange of Old Securities for New Securities pursuant to the Exchange Offer, the New Securities and all other actions by the Company contemplated in the Exchange Offer Material, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in, the Agreement, do not and will not contravene any applicable law of the State of Michigan or any provision of the amended and restated articles of incorporation, by-laws or other organizational documents of the Company.
          (i) The Company is not, nor will be as a result of the consummation of the Exchange Offer, required to register as an “investment company” as such term is defined in the 1940 Act, and the rules and regulations promulgated by the Commission thereunder, or controlled by an entity required to be registered under the 1940 Act as an “investment company.”
          (j) The Registration Statement has become effective on or prior to the Expiration Date and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement is in effect.
          Such counsel shall also advise the Dealer Managers that nothing has come to the attention of such counsel that causes such counsel to believe that (A) the Registration Statement, at the time the Registration Statement became effective, or the Prospectus, as of its date or as of the date of such opinion, (except for the financial statements and, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) do not comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, (B) the Registration Statement or the Prospectus (except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) at the time the Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (C) the Prospectus, as of its date or as of the date of such opinion, (except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          Such counsel shall also include a statement to the following effect: The statements made in (A) the Prospectus, dated ___, 2009 (The “Prospectus”) under the captions “Description of Common Stock”, “Comparison of Rights Between the Subordinated Notes and the Common Shares” and “Comparison of Rights Between the Trust Preferred Securities and the

Common Shares” and (B) the Registration Statement in Item 20, insofar as they purport to constitute summaries of the terms of the Company’s Old Securities or New Securities, fairly summarize such Old Securities or New Securities in all material respects; the statements in the Prospectus under the heading “Benefit Plan Investor Considerations” insofar as such statements constitute statements or summaries of the U.S. Employee Retirement Income Security Act of 1974, as amended and the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences”, insofar as such statements constitute statements or summaries of matters of United States federal tax consequences to certain holders of Old Securities, in each case provide a fair and accurate summary of such consequences under current law in all material respects.

Exhibit A-2
Form of Opinion of General Counsel of the Company
          (a) Each of the Company and its subsidiaries has been validly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has full corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted as described in the Prospectus and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place in which the Company or such subsidiary owns or leases property or where the nature of its properties or the conduct of its business otherwise requires such registration or qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or the consummation of any of the transactions contemplated by this Agreement. All of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Exchange Offer and to consummate the Exchange Offer in accordance with its terms.
          (b) The Agreement, the Exchange Offer and all other actions by the Company contemplated in the Exchange Offer Material and the Agreement have been duly and validly authorized by all necessary corporate action by the Company and no other corporate proceedings by the Company are necessary to authorize any such actions, except for the Authorized Share Approval and the Subordinated Notes Exchange Approval (as defined in the Prospectus). The issuance of the New Securities will not be subject to any preemptive or similar rights.
          (c) Except for the Authorized Share Approval and the Subordinated Notes Exchange Approval (as defined in the Prospectus), the Exchange Offer, the exchange of Old Securities for New Securities pursuant to the Exchange Offer, the New Securities and all other actions by the Company contemplated in the Exchange Offer Material, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in, the Agreement, do not and will not (i) violate any applicable law of the State of Michigan or the United States of America or any provision of the amended and restated articles of incorporation, or by-laws or other organizational documents of the Company or any of its subsidiaries, (ii) to the knowledge of such counsel, conflict with or violate any order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or assets of the Company or any of its subsidiaries pursuant to, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party or by which any of them or their properties or assets is bound; provided, however, that I express no opinion in this paragraph regarding the anti-fraud provisions of the federal securities laws or any state securities laws or “blue sky” laws.
          (d) The shares of common stock of the Company outstanding prior to the issuance of the New Securities have been duly authorized and are validly issued, fully paid and non-assessable. Any document filed with the Commission and incorporated by reference in the Exchange Offer Material or from which information is so incorporated by reference, when it was so filed or became effective, as the case may be, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder.
          (e) To the knowledge of such counsel, no stop order, restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigation or investigations have been initiated or threatened, by or before the Commission or any Other Agency (including any court) of the United States or the State of New York with respect to the commencement or consummation of the Exchange Offer or the execution, delivery or performance of the Agreement or the New Securities.
          (f) After due inquiry within the Company, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.
          (g) No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and exchange of the New Securities or the consummation by the Company of the transactions contemplated by the Agreement, except such as have been obtained and the notification of listing the New Securities with NASDAQ; provided, however, that I express no opinion in this paragraph as to state securities or “blue sky” laws.
          Such counsel shall also advise the Dealer Managers that nothing has come to the attention of such counsel that causes such counsel to believe that (A) the Registration Statement, at the time the Registration Statement became effective, or the Prospectus, as of its date or as of the date of such opinion, (except for the financial statements and, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) do not comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, (B) the Registration Statement or the Prospectus (except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) at the time the Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (C) the Prospectus, as of its date or as of the date of such opinion,

(except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Exhibit B
Form of Opinion1
          The New Securities have been duly and validly authorized and, when issued and delivered on the settlement date as provided in this Agreement, will be duly and validly issued, fully paid and non-assessable, and the issuance of such New Securities will not be subject to any preemptive or similar rights.
          Such counsel shall also advise the Dealer Managers that nothing has come to the attention of such counsel that causes such counsel to believe that (A) the Registration Statement, at the time the Registration Statement became effective, or the Prospectus, as of its date or as of the date of such opinion, (except for the financial statements and, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) do not comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, (B) the Registration Statement or the Prospectus (except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) at the time the Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (C) the Prospectus, as of its date or as of the date of such opinion, (except for the financial statements, financial schedules, notes and other financial and accounting data and statistical data included therein, as to which such counsel need not express any belief) contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

[1]	Sullivan & Cromwell LLP may rely on the opinion of Dykema Gossett PLLC with respect to all issues of Michigan law.

Exhibit C
Citizens Republic Bancorp, Inc.
CHIEF FINANCIAL OFFICER’S CERTIFICATE
     I, Charles D. Christy, do hereby certify that I am the Chief Financial Officer of Citizens Republic Bancorp, Inc. (the “Company”) and, in my capacity as such, and based upon an examination of the Company’s financial records and schedules undertaken by me or members of my staff who are responsible for the Company’s financial and accounting matters, do hereby certify that:
1.	I am providing this certificate in connection with the offer (the “Exchange Offer”) by the Company of up to 500,000,000 newly issued shares of its Common Stock, no par value in exchange for up to $125,000,000 aggregate principal amount of its outstanding 5.75% Subordinated Notes due 2013 and $150,000,000 aggregate liquidation amount of the outstanding 7.50% Trust Preferred Securities of Citizens Funding Trust I, a Delaware statutory trust the common securities in which are owned by the Company. The Exchange Offer is being made pursuant to the preliminary prospectus, dated July 31, 2009 (together with the information incorporated therein by reference, the “Prospectus”). Morgan Stanley & Co. Incorporated and Keefe, Bruyette & Woods, Inc. (the “Dealer Managers”) are acting as dealer managers in connection with the Exchange Offer pursuant to the dealer manager agreement, dated July 31, 2009 among the Company and the Dealer Managers.

2.	I am familiar with the accounting, operations and records systems of the Company and its consolidated subsidiaries. I have (i) read the Prospectus and (ii) supervised the compilation of and reviewed the information contained in the Form 8-K dated July 29, 2009 attached as Annex A, which is included or incorporated by reference in the Prospectus (the “Q2 Earnings Information”).

3.	The unaudited consolidated financial information of the Company as of and for the three-month period ended June 30, 2009 included in the Q2 Earnings Information has been prepared in conformity with accounting principles generally accepted in the United States of America (except for the failure to include footnotes) consistently applied with prior periods, and gives a true and fair view of the financial condition and results of operations of the Company and its consolidated subsidiaries as of that date and for that period.

4.	Nothing has come to my attention that causes me to believe that the information contained in the Q2 Earnings Information is not true, correct and accurate in all material respects.

5.	For purposes of this certificate, I or members of my staff who are responsible for the Company’s financial and accounting matters have performed the following procedures on the items in the Q2 Earnings Information, which will apply as indicated with respect to the letters referenced below:
          (A) For each amount that is recorded on or computed from the Company’s general ledger or other accounting books and records, compared the amount to, or computed the amount from, the Company’s general ledger or other accounting books and records for periods indicated and found it to be in agreement.
          (B) For each amount that is not recorded on or computed from the Company’s general ledger or other accounting books and records compared the amount to, or computed the amount from, a schedule or report prepared by the Company from the Company’s accounting records and found it to be in agreement.
          (C) Where applicable, proved the arithmetic accuracy (as adjusted for rounding, where applicable) based on data in the above-mentioned accounting records and schedules.
     IN WITNESS WHEREOF, the undersigned has executed and delivered this chief financial officer’s certificate on behalf of the Company as of the date first written above.

By
	Name:	Charles D. Christy
	Title:	Chief Financial Officer

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 29, 2009
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Exhibit 99.1 contains financial condition and earnings information for the three (3) and six (6) months ended June 30, 2009 excerpted from the press release dated July 23, 2009. Such information is being filed herewith for the purpose of being incorporated by reference in filings by Citizens Republic Bancorp, Inc. under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.

Exhibit 99.1	Financial Condition And Earnings Information For The Three (3) And Six (6) Months Ended June 30, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary
Date: July 29, 2009

Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Financial Condition And Earnings Information For The Three (3) And Six (6) Months Ended June 30, 2009.

Exhibit 99.1
CITIZENS REPUBLIC BANCORP ANNOUNCES SECOND QUARTER 2009 RESULTS
FLINT, MICHIGAN, July 23, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $347.4 million for the three months ended June 30, 2009, compared with a net loss of $45.1 million for the first quarter of 2009 and a net loss of $201.6 million for the second quarter of 2008. The second quarter of 2009 included a non-cash goodwill impairment charge of $266.5 million (which had no impact on regulatory capital ratios or Citizens’ overall liquidity). The second quarter of 2008 included a non-cash goodwill impairment charge, a credit writedown, and fair-value adjustments that together totaled $220.5 million ($205.6 million after-tax). After incorporating the $5.2 million dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $352.6 million for the three months ended June 30, 2009. Diluted net loss per share was $2.81, compared with $0.39 for the first quarter of 2009 and $2.53 for the second quarter of 2008. Annualized returns on average assets and average equity during the second quarter of 2009 were (10.91)% and (89.50)%, respectively, compared with (1.40)% and (11.40)% for the first quarter of 2009 and (6.10)% and (52.47)% for the second quarter of 2008.
Key Highlights in the Quarter:
•	Core deposits at June 30, 2009 increased $120.0 million or 2.5% over March 31, 2009 to $4.8 billion and increased $318.4 million or 7.0% over June 30, 2008.
•	Citizens continues to hold excess short-term (liquid) assets at June 30, 2009. Money market investments increased $79.2 million or 16.5% over March 31, 2009.
•	Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of June 30, 2009, Citizens’ estimated capital ratios were as follows:
o	Tier 1 capital — 11.83%

o	Total capital — 13.93%

o	Tier 1 leverage — 8.69%

o	Tangible common equity to tangible assets — 5.09%

o	Tangible equity to tangible assets — 7.34%
•	Total delinquencies at June 30, 2009 decreased $69.5 million or 28.8% from March 31, 2009 to $171.7 million.
•	The allowance for loan losses at June 30, 2009 increased to $333.4 million or 3.96% of portfolio loans, compared with $282.6 million or 3.23% at March 31, 2009. The provision for loan losses for the second quarter of 2009 was $100.0 million, compared with $64.0 million for the first quarter of 2009. The increase in the provision for loan losses was primarily due to higher net charge-offs and the continued migration of loans to nonperforming status. Net charge-offs for the second quarter of 2009 totaled $49.2 million, compared with $36.7 million for the first quarter of 2009.
•	On June 25, 2009, Citizens announced a special shareholders meeting to seek approval of a proposal to increase the number of authorized shares of common stock and a proposal to issue additional shares of common stock in exchange for up to $125 million principal amount of its outstanding 5.75% subordinated debentures and filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”).
•	On July 10, 2009 Citizens filed a registration statement on Form S-4 with the SEC in connection with a proposed offer to exchange its 5.75% subordinated debentures and 7.50% trust preferred securities for common stock (the “Exchange Offers”).

Citizens has filed a registration statement (including a prospectus and related Exchange Offers materials) with the SEC for the Exchange Offers. Holders of the subordinated debentures or the trust preferred securities should read the prospectus in that registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers before deciding whether to tender into the Exchange Offers if they are commenced. Holders may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by requesting them by contacting Citizens’ Investor Relations Director at (810) 257-2506.

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This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the preliminary prospectus and related letter of transmittal, as applicable.

Citizens has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies by the board of directors for a special meeting of shareholders, which is referred to in this communication. The preliminary proxy statement contains important information that shareholders should read before making any voting decision. The preliminary proxy statement and proxy are, and the definitive proxy materials will be, available for free by visiting the SEC’s web site at www.sec.gov or Citizens’ web site at www.citizensbanking.com.
Balance Sheet
Total assets at June 30, 2009 were $12.3 billion, a decrease of $693.9 million or 5.3% from March 31, 2009 and a decrease of $881.7 million or 6.7% from June 30, 2008. The declines were primarily due to reductions in total portfolio loans and the second quarter of 2009 goodwill impairment, partially offset by higher money market investments.
Money market investments at June 30, 2009 totaled $560.7 million, an increase of $79.2 million or 16.5% over March 31, 2009 and an increase of $560.5 million over June 30, 2008. The increases were primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued deposit growth coupled with a lack of demand for loans from credit-worthy clients.
Investment securities at June 30, 2009 totaled $2.3 billion, a decrease of $79.3 million or 3.3% from March 31, 2009 and an increase of $206.7 million or 9.7% over June 30, 2008. The decrease from March 31, 2009 was primarily the result of using portfolio cash flow to reduce long-term borrowings. The increase over June 30, 2008 was primarily the result of investing the proceeds from the fourth quarter of 2008 participation in the TARP Capital Purchase Program into securities that can be pledged as collateral for funding of future loans, partially offset by the effects of using portfolio cash flow to reduce short-term and long-term borrowings. Citizens did not have any other-than-temporary impairment charges during the second quarter of 2009.
The following table displays the total commercial loan portfolio by segment at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Commercial Loan Portfolio

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in millions)	2009	2009	2008	2008	2008
Land Hold	$54.9	$54.2	$45.0	$48.3	$49.8
Land Development	123.1	121.2	132.7	125.0	128.2
Construction	230.4	257.7	263.5	364.2	344.1
Income Producing	1,534.5	1,558.2	1,556.2	1,533.2	1,569.9
Owner-Occupied	979.5	953.0	967.3	999.6	1,009.3

Total Commercial Real Estate	2,922.4	2,944.3	2,964.7	3,070.3	3,101.3
Commercial and Industrial	2,198.3	2,394.4	2,602.4	2,703.7	2,703.8

Total Commercial Loans	$5,120.7	$5,338.7	$5,567.1	$5,774.0	$5,805.1

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Total commercial loans at June 30, 2009 decreased $218.0 million or 4.1% from March 31, 2009 and decreased $684.4 million or 11.8% from June 30, 2008. The decreases were primarily the result of a decline in customer demand from credit-worthy clients.
Residential mortgage loans at June 30, 2009 totaled $1.1 billion, a decrease of $63.0 million or 5.2% from March 31, 2009 and a decrease of $163.7 million or 12.5% from June 30, 2008. The declines were primarily the result of normal paydowns as a result of client activity and new business not being retained in the portfolio due to Citizens’ strategy of selling more than 90% of new mortgage originations into the secondary market.
Direct consumer loans, which are primarily home equity loans, were $1.4 billion at June 30, 2009, a decrease of $54.1 million or 3.9% from March 31, 2009 and a decrease of $150.8 million or 10.0% from June 30, 2008. Indirect consumer loans, which are primarily marine and recreational vehicle loans, totaled $808.3 million at June 30, 2009, essentially unchanged from March 31, 2009 and a decrease of $24.5 million or 2.9% from June 30, 2008. The decreases for both portfolios were due to weaker consumer demand.
Loans held for sale at June 30, 2009 were $78.1 million, a decrease of $11.7 million or 13.0% from March 31, 2009 and a decrease of $33.4 million or 29.9% from June 30, 2008. The decreases were primarily the result of a decline in commercial loans held for sale due to customer paydowns, writedowns to reflect market-value declines for the underlying collateral, and transfers to ORE.
Goodwill at June 30, 2009 was $330.7 million, a decrease of $266.5 million from March 31, 2009 and June 30, 2008. The decrease was due to a $266.5 million non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009. As a result of ongoing volatility in the financial industry, the challenging economic conditions in Michigan and the Upper Midwest, continued deterioration in the credit quality of Citizens’ loan portfolios, and the uncertain trickle-down effect of recent bankruptcy filings by several major companies in the U.S. automotive industry, Citizens determined it was necessary to perform an interim goodwill impairment test. The interim goodwill impairment test was performed in the second quarter of 2009 and included discounted cash flow and portfolio pricing analyses that reflected management’s outlook for the current business environment. Based on these analyses, Citizens concluded that the goodwill allocated to its Regional Banking reporting unit was impaired. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at June 30, 2009 were $8.9 billion, a decrease of $206.0 million or 2.3% from March 31, 2009 and an increase of $252.3 million or 2.9% over June 30, 2008. Core deposits, which exclude all time deposits, totaled $4.8 billion at June 30, 2009, an increase of $120.0 million or 2.5% over March 31, 2009 and an increase of $318.4 million or 7.0% over June 30, 2008. The increases were primarily the result of clients holding higher balances in transaction accounts and recent changes in FDIC coverage thresholds. Time deposits totaled $4.1 billion at June 30, 2009, a decrease of $326.1 million or 7.4% from March 31, 2009 and essentially unchanged from June 30, 2008. The decrease in time deposits was primarily the result of a $266.2 million planned reduction in brokered deposits and a shift in funding mix from customer time deposits to core deposits.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $2.0 billion at June 30, 2009, a decrease of $134.9 million or 6.3% from March 31, 2009 and a decrease of $846.8 million or 29.8% from June 30, 2008. The decreases were primarily the result of applying the proceeds from loan prepayments to reduce wholesale funding. Additionally, the decrease from the second quarter of 2008 was the result of utilizing the proceeds from the issuance of equity securities in June 2008 to pay down debt.
Capital Adequacy and Liquidity
Shareholders’ equity at June 30, 2009 totaled $1.2 billion, a decrease of $342.2 million or 21.8% from March 31, 2009 and a decrease of $320.5 million or 20.7% from June 30, 2008. The decreases were primarily the result of the net losses incurred since the second quarter of 2008. When compared with June 30, 2008, the reduction was partially offset by the $300.0 million of capital raised during the fourth quarter of 2008.

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Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	6/30/09	3/31/09	12/31/08	(in millions)

Tier 1 capital ratio*	6.00%	11.83%	12.16%	12.21%	$531.8
Total capital ratio*	10.00%	13.93%	14.21%	14.49%	$358.7
Tier 1 leverage ratio*	5.00%	8.69%	9.32%	9.66%	$458.4
Tangible common equity to tangible assets		5.09%	5.58%	5.80%
Tangible equity to tangible assets		7.34%	7.74%	7.93%

*	June 30, 2009 is an estimate
Like many financial institutions across the United States, Citizens has been impacted by deteriorating economic conditions. Recent events such as bankruptcy filings by significant automotive manufacturers and suppliers, as well as announced automotive plant and dealer closings, affect the national economy in general and the Michigan economy in particular. As a result, as described in its recent SEC filings, Citizens has initiated plans to raise additional Tier 1 common equity to maintain and strengthen its balance sheet to withstand the effects of increased economic stress and uncertainty over the coming months and years.
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 73% deposits, 16% long-term debt, 10% equity, and 1% short-term liabilities. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Additionally, money market investments and securities available-for-sale could be sold for cash to provide liquidity, if necessary.
Net Interest Margin and Net Interest Income
Net interest margin was 2.73% for the second quarter of 2009 compared with 2.73% for the first quarter of 2009 and 3.11% for the second quarter of 2008. The net interest margin was unchanged from the first quarter of 2009, as expanding loan spreads and declining deposit costs were offset by an increase in loan balances moved to nonaccrual status and the replacement of a portion of the loan portfolio with lower-yielding money market investments.
The decrease in net interest margin compared with the second quarter of 2008 resulted from deposit price competition, the movement of loans to nonperforming status, and increased funding costs related to extending the maturities of wholesale borrowings, partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate. For the six months ended June 30, 2009, net interest margin declined to 2.73% compared with 3.12% for the same period of 2008 as a result of the aforementioned factors.
Net interest income was $75.6 million for the second quarter of 2009 compared with $76.9 million for the first quarter of 2009 and $87.6 million for the second quarter of 2008. The slight decrease in net interest income compared with the first quarter of 2009 was due to a $256.4 million decrease in average earning assets. The decrease in average earning assets was primarily the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, and a decrease in investment securities balances due to maturing balances not being fully reinvested. These decreases were partially offset by an increase in money market investments.
The decrease in net interest income compared with the second quarter of 2008 was due to the lower net interest margin and a $174.5 million decrease in average earning assets. The decrease in average earning assets was the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, partially offset by an increase in investment securities and money market investments. For the six months ended June 30, 2009, net interest income declined to $152.5 million

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compared with $175.9 million for the same period of 2008 as a result of the lower net interest margin and a $71.4 million decrease in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. In the second quarter of 2009, Citizens further expanded the non-watch commercial credit review of automotive and real estate related credits to include other manufacturers, relationships with significant credit exposure, businesses affected by the trickle-down effect of recent bankruptcy filings in the U.S. automotive industry, and additional segments of income producing commercial real estate. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio – This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.
•	Table 2 — Commercial Watchlist – This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.
•	Table 3 — Nonperforming Assets – This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.
•	Table 4 — Net Charge-Offs – This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$3.5	6.38%	$3.7	6.83%	$3.9	8.67%	$7.3	15.11%	$9.3	18.67%
Land Development	1.3	1.06	11.1	9.16	5.2	3.92	10.3	8.24	1.1	0.86
Construction	1.7	0.74	16.7	6.48	27.3	10.36	26.1	7.17	11.9	3.46
Income Producing	50.0	3.26	64.2	4.12	76.7	4.93	50.1	3.27	48.5	3.09
Owner-Occupied	15.6	1.59	37.4	3.92	37.5	3.88	21.3	2.13	18.6	1.84

Total Commercial Real Estate	72.1	2.47	133.1	4.52	150.6	5.08	115.1	3.75	89.4	2.88
Commercial and Industrial	34.0	1.55	47.1	1.97	56.5	2.17	29.1	1.08	29.5	1.09

Total Commercial Loans	106.1	2.07	180.2	3.38	207.1	3.72	144.2	2.50	118.9	2.05

Residential Mortgage	27.7	2.42	25.9	2.14	39.5	3.13	37.7	2.95	38.5	2.94
Direct Consumer	23.3	1.72	20.4	1.45	25.5	1.76	19.5	1.32	18.4	1.22
Indirect Consumer	14.6	1.81	14.7	1.83	18.5	2.25	13.6	1.61	14.4	1.73

Total Delinquent Loans	$171.7	2.04%	$241.2	2.76%	$290.6	3.19%	$215.0	2.29%	$190.2	2.01%

Total delinquencies at June 30, 2009 decreased $69.5 million or 28.8% from March 31, 2009 and decreased $18.5 million or 9.7% from June 30, 2008. The decrease from March 31, 2009 was primarily the result of delinquent commercial loans returning to current status and loans migrating to nonperforming status, partially offset by an increase in residential mortgage and direct consumer delinquencies. The decrease from June 30, 2008 was primarily due to administrative renewal efforts. However, the weak economy in the Midwest and particularly in Michigan, continues to significantly impact Citizens’ commercial real estate portfolio and, to a lesser extent, the commercial and industrial portfolio.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans

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that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist
Accruing loans only

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$18.1	32.97%	$15.7	28.97%	$18.5	41.11%	$20.7	42.86%	$24.2	48.59%
Land Development	83.6	67.91	62.4	51.49	49.3	37.15	51.8	41.44	47.5	37.05
Construction	90.3	39.19	86.6	33.60	74.8	28.39	104.8	28.78	86.3	25.08
Income Producing	458.9	29.91	421.9	27.08	401.0	25.77	290.3	18.93	239.3	15.24
Owner-Occupied	274.4	28.01	224.2	23.53	178.4	18.44	167.0	16.71	161.8	16.03

Total Commercial Real Estate	925.3	31.66	810.8	27.54	722.0	24.35	634.6	20.67	559.1	18.03
Commercial and Industrial	532.9	24.24	479.7	20.03	436.8	16.78	431.2	15.95	432.5	16.00

Total Watchlist Loans	$1,458.2	28.48%	$1,290.5	24.17%	$1,158.8	20.82%	$1,065.8	18.46%	$991.6	17.08%

Accruing watchlist loans at June 30, 2009 increased $167.7 million or 13.0% over March 31, 2009 and increased $466.6 million or 47.1% over June 30, 2008. The increases were primarily the result of the aforementioned non-watch commercial credit reviews as signs of economic or business related stress indicate more credit oversight and review is warranted. Additionally, the increases were also impacted by continuing commercial real estate deterioration in Michigan and, as a way to help mitigate future losses, additional proactive downgrades as Citizens closely monitors borrowers’ repayment capacity in this environment.
Table 3 — Nonperforming Assets

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$13.1	23.86%	$12.0	22.14%	$10.4	23.11%	$11.0	22.77%	$3.4	6.83%
Land Development	15.1	12.27	14.6	12.05	23.4	17.63	20.6	16.48	22.8	17.78
Construction	36.0	15.63	26.5	10.28	18.3	6.94	25.7	7.06	12.6	3.66
Income Producing	139.4	9.08	116.3	7.46	78.6	5.05	57.6	3.76	23.1	1.47
Owner-Occupied	72.0	7.35	66.5	6.98	31.8	3.29	17.7	1.77	13.1	1.30

Total Commercial Real Estate	275.6	9.43	235.9	8.01	162.5	5.48	132.6	4.32	75.0	2.42
Commercial and Industrial	91.8	4.18	83.7	3.50	64.6	2.48	38.2	1.41	31.6	1.17

Total Nonperforming Commercial Loans	367.4	7.17	319.6	5.99	227.1	4.08	170.8	2.96	106.6	1.84

Residential Mortgage	103.3	9.02	84.6	7.00	59.5	4.71	40.2	3.14	12.4	0.95
Direct Consumer	20.3	1.50	21.0	1.49	15.1	1.04	16.3	1.10	16.3	1.09
Indirect Consumer	1.4	0.17	2.0	0.25	2.6	0.32	2.1	0.25	1.4	0.17
Loans 90+ days still accruing	0.8	0.01	1.0	0.01	1.5	0.02	1.6	0.02	2.2	0.02
Restructured loans	2.5	0.03	0.4	0.00	0.2	0.00	0.3	0.00	0.3	0.00

Total Nonperforming Portfolio Loans	495.7	5.88%	428.6	4.90%	306.0	3.36%	231.3	2.47%	139.2	1.47%
Nonperforming Held for Sale	54.3		64.6		75.2		86.6		92.6
Other Repossessed Assets Acquired	54.7		57.4		58.0		46.5		54.1

Total Nonperforming Assets	$604.7		$550.6		$439.2		$364.4		$285.9

Nonperforming assets totaled $604.7 million at June 30, 2009, an increase of $54.1 million or 9.8% over March 31, 2009 and an increase of $318.8 million over June 30, 2008. The increases were primarily the result of continued deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at June 30, 2009 represented 7.13% of total loans plus other repossessed assets acquired compared with 6.25% at March 31, 2009 and 3.01%

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at June 30, 2008. Nonperforming commercial loan inflows were $133.3 million in the second quarter of 2009 compared with $173.0 million in the first quarter of 2009 and $54.5 million in the second quarter of 2008.
Nonperforming commercial loan outflows were $85.9 million in the second quarter of 2009 compared with $80.4 million in the first quarter of 2009 and $135.9 million in the second quarter of 2008. The second quarter of 2009 outflows included $22.3 million in loans that returned to accruing status, $26.5 million in loan payoffs and paydowns, $34.1 million in charged-off loans, and $3.0 million transferred to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$0.6	4.37%	$—	—%	$4.6	40.89%	$1.7	14.08%	$0.7	5.62%
Land Development	2.4	7.80	6.3	20.79	5.8	17.48	6.9	22.08	16.4	51.17
Construction	5.8	10.07	2.0	3.10	10.7	16.24	0.5	0.55	13.8	16.04
Income Producing	12.6	3.28	7.8	2.00	21.7	5.58	4.4	1.15	7.7	1.96
Owner-Occupied	7.9	3.23	2.4	1.01	3.1	1.28	1.3	0.52	3.4	1.35

Total Commercial Real Estate	29.3	4.01	18.5	2.51	45.9	6.19	14.8	1.93	42.0	5.42
Commercial and Industrial	6.8	1.24	8.0	1.34	21.9	3.37	0.4	0.06	0.6	0.09

Total Commercial Loans	36.1	2.82	26.5	1.99	67.8	4.87	15.2	1.05	42.6	2.94

Residential Mortgage	2.2	0.77	0.8	0.26	1.6	0.51	0.5	0.16	20.7	6.33
Direct Consumer	6.5	1.92	4.4	1.25	5.9	1.63	3.3	0.89	3.1	0.83
Indirect Consumer	4.4	2.18	5.0	2.49	5.7	2.78	3.4	1.61	2.9	1.39

Total Net Charge-offs	$49.2	2.30%	$36.7	1.67%	$81.0	3.48%	$22.4	0.94%	$69.3	2.93%

**	Represents an annualized rate.
The increase in net charge-offs over the first quarter of 2009 was primarily the result of charging off five large commercial loans in the second quarter of 2009. The decrease from the second quarter of 2008 was primarily the result of a $35.1 million fair-value adjustment ($16.8 million on commercial real estate and $18.3 million on residential mortgage) during the second quarter of 2008 when these loans were transferred to the held for sale portfolio.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $100.0 million in the second quarter of 2009, compared with $64.0 million in the first quarter of 2009 and $74.5 million in the second quarter of 2008. The increase over the first quarter of 2009 was primarily the result of higher net charge-offs and continued migration of loans to nonperforming status. This migration, and evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. The increase over the second quarter of 2008 was primarily the result of the continued migration of loans to nonperforming status, partially offset by lower net residential mortgage charge-offs.
The allowance for loan losses was $333.4 million or 3.96% of portfolio loans at June 30, 2009, compared with $282.6 million or 3.23% at March 31, 2009 and $181.7 million or 1.92% at June 30, 2008. The increases were primarily the result of continued deterioration in commercial real estate loans, signs of potential deterioration in commercial and industrial loans due to recessionary pressures, and an increase in the loss migration rates and extended duration of residential mortgage and consumer loans. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at June 30, 2009.
Noninterest Income
Noninterest income for the second quarter of 2009 was $21.0 million, an increase of $1.7 million or 9.0% over the first quarter of 2009 and a decrease of $6.1 million or 22.5% from the second quarter of 2008. Noninterest income for the first six months of 2009 totaled $40.2 million, a decrease of $17.8 million or 30.7% from the same period of 2008.
The increase in noninterest income over the first quarter of 2009 was primarily the result of lower losses on loans held for sale ($1.8 million), higher mortgage and other loan income ($0.6 million) and higher service charges on deposit accounts ($0.6 million), partially offset by lower other income ($1.9 million).

7

The decrease in losses on loans held for sale was primarily the result of fewer writedowns to reflect market-value declines for the underlying collateral. The increase in mortgage and other loan income was primarily due to collecting past due letter of credit fees. The increase in service charges on deposit accounts was primarily the result of higher customer transaction volume. The decrease in other income was primarily due to swap income recognition ($3.2 million) resulting from changes in the related credit spreads, partially offset by an increase in the deferred compensation asset ($1.4 million).
The decrease in noninterest income from the second quarter of 2008 was primarily due to a higher net loss on loans held for sale ($2.1 million) as well as lower other income ($1.7 million), service charges on deposit accounts ($1.2 million), and trust fees ($1.1 million), partially offset by higher mortgage and other loan income ($0.7 million). The higher net loss on loans held for sale was primarily the result of higher writedowns to reflect market-value declines for the underlying collateral. The decrease in other income was primarily the result of a reduced crediting rate related to bank owned life insurance as a result of decreased returns on the underlying investments. The decline in trust fees was primarily the result of negative market conditions. The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume. The increase in mortgage and other loan income was primarily the result of an alliance with PHH Mortgage entered into in 2008.
The decrease in noninterest income from the first six months of 2008 was primarily due to higher net losses on loans held for sale ($8.3 million), as well as lower other income ($4.1 million), trust fees ($2.5 million), and service charges on deposit accounts ($2.4 million) due to the aforementioned factors.
Noninterest Expense
Noninterest expense for the second quarter of 2009 was $355.4 million, an increase of $274.7 million over the first quarter of 2009 and an increase of $94.2 million over the second quarter of 2008. The second quarter of 2009 and the second quarter of 2008 include a non-cash non tax deductible goodwill impairment charge of $266.5 million and $178.1 million, respectively. Noninterest expense for the first six months of 2009 totaled $436.2 million, an increase of $98.4 million over the same period of 2008.
The increase in noninterest expense over the first quarter of 2009 was primarily the result of the aforementioned goodwill impairment charge ($266.5 million), as well as higher other expense ($9.7 million) and salaries and employee benefits ($2.0 million), partially offset by lower other real estate (ORE) expenses ($3.9 million) and occupancy ($1.2 million). The increase in other expense was primarily the result of a $5.6 million increase in FDIC insurance premiums as a result of an industry-wide special assessment. The increase in salaries and employee benefits was primarily the result of higher performance-based incentive payments and an increase in the deferred compensation obligation, partially offset by lower hospitalization expense, the effects of the first quarter of 2009 curtailment charge related to Citizens’ supplemental employee retirement plan, and the suspension of the employer contributions to the 401(k) plan during the second quarter of 2009. The reduction in ORE expenses was primarily the result of marking fewer ORE assets down to market value. The decrease in occupancy expense was primarily the result of a seasonal decrease in outside maintenance costs.
The increase in noninterest expense over the second quarter of 2008 was primarily the result of the aforementioned higher goodwill impairment charge ($88.4 million), as well as other expense ($9.8 million) and other loan expenses ($3.4 million), partially offset by decreases in salaries and employee benefits ($3.1 million), ORE expenses ($2.0 million), and professional services ($1.7 million). The increase in other expense was primarily the result of an increase in FDIC insurance premiums due to the industry-wide special assessment and rate increase, partially offset by the effects of the second quarter of 2008 expense related to exiting two third-party contracts. The increase in other loan expense was primarily the result of higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The decrease in salaries and employee benefits was primarily due to lower staffing levels and the aforementioned suspension of the employer contributions to the 401(k) plan, partially offset by the aforementioned increase to the deferred compensation obligation. The decrease in ORE expenses was primarily due to the aforementioned factors. The decrease in professional services was primarily due to cost savings initiatives implemented during 2009.
Salary costs included severance expense of less than $0.1 million for the second quarter of 2009, the first quarter of 2009, and the second quarter of 2008. Citizens had 2,157 full-time equivalent employees at June 30, 2009 compared with 2,175 at March 31, 2009 and 2,321 at June 30, 2008.

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The increase in noninterest expense over the first six months of 2008 was primarily the result of a higher goodwill impairment charge ($88.4 million), as well as higher other loan expense ($7.5 million), ORE expense ($5.1 million), and other expense ($12.8 million), partially offset by lower salaries and employee benefits ($11.4 million) and professional services ($2.4 million) due to the aforementioned factors. The increase in ORE expense was primarily the result of more fair value adjustments and higher carrying costs related to holding a larger inventory of ORE properties in 2009.
Income Tax Provision
The income tax benefit for the second quarter of 2009 was $11.4 million, compared with $3.5 million for the first quarter of 2009 and $19.4 million for the second quarter of 2008. For the first six months of 2009, the income tax benefit totaled $14.9 million, a decrease of $3.6 million from the same period of 2008. The decreases were primarily due to the effect of higher pre-tax losses.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures. In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin displayed in the “Selected Quarterly Information” and “Financial Summary and Comparison” tables. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Citizens faces the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, could exceed the allowance for loan losses and that additional increases in the allowance will be required. Additions to the allowance for loan losses would cause Citizens’ net income to decline and could have a negative impact on its capital and financial position.

•	Citizens capital raising initiatives contemplate raising a significant amount of common equity from private and/or government sources over the next six months and there is no assurance that Citizens will be successful in its capital raising efforts.

•	While Citizens attempts to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, Citizens may not be able to economically hedge its interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	Difficult economic conditions have adversely affected the banking industry and financial markets generally and may significantly affect Citizens’ business, financial condition, and results of operations.

•	An economic downturn, and the negative economic effects caused by terrorist attacks, potential attacks and other destabilizing events, would likely contribute to the deterioration of the quality of Citizens’ loan portfolio and could reduce its customer base, its level of deposits, and demand for its financial products such as loans.

•	If Citizens is unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources (as a result of rating agency downgrades or other market factors), its cost of funds will increase, adversely affecting its ability to

9

generate the funds necessary for lending operations, reducing net interest margin and negatively affecting its results of operations.

•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers. If Citizens lends to customers who are less likely to pay in order to maintain historical origination levels, it may not be able to maintain current loan quality levels.

•	Events such as significant adverse changes in the business climate, adverse action by a regulator, unanticipated changes in the competitive environment, and a decision to change Citizens’ operations or dispose of an operating unit could have a negative effect on its goodwill or other intangible assets such that it may need to record an impairment charge, which could have a material adverse impact on its results of operations.

•	If the FDIC raises the assessment rate charged to its insured financial institutions, Citizens’ FDIC insurance premium may increase, which could have a negative effect on expenses and results of operations.

•	Citizens may not realize its deferred income tax assets.

•	The proposed Exchange Offers are likely to trigger an ownership change that will negatively affect Citizens’ ability to utilize net operating and capital losses and other deferred tax assets in the future.

•	In order to maintain and strengthen its capital base, Citizens has determined to raise additional capital in transactions that will likely be highly dilutive to its common shareholders.

•	Citizens’ stock price can be volatile.

•	The trading volume in Citizens’ common stock is less than that of other larger financial services companies.

•	If Citizens’ stock does not continue to be traded on an established exchange, an active trading market may not continue and the trading price of its stock may decline.

•	An investment in Citizens’ common stock is not an insured deposit.

•	Citizens may be adversely affected by the soundness of other financial institutions.

•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

•	Citizens is a party to various lawsuits incidental to its business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

•	The financial services industry is undergoing rapid technological changes. If Citizens is unable to adequately invest in and implement new technology-driven products and services, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.

•	Citizens’ business may be adversely affected by the highly regulated environment in which it operates. Changes in banking or tax laws, regulations, and regulatory practices at either the federal or state level may adversely affect Citizens, including its ability to offer new products and services, obtain financing, pay dividends from its subsidiaries to its parent company, attract deposits, or make loans at satisfactory spreads. Such changes may also result in the imposition of additional costs.

•	The products and services offered by the banking industry and customer expectations regarding them are subject to change. Citizens attempts to respond to perceived customer needs and expectations by offering new products and services, which are often costly to develop and market initially. A lack of market acceptance of these products and services would have a negative effect on its financial condition and results of operations.

•	As a bank holding company that conducts substantially all of its operations through its subsidiaries, the ability of Citizens’ parent company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their ability to pay dividends to the parent company. Dividends paid by these subsidiaries are subject to limits imposed by federal and state law.

•	New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.

•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

10

•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.

•	Citizens’ controls and procedures may fail or be circumvented which could have a material adverse effect on its business, results of operations and financial condition.

•	Citizens’ articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

11

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2009	2009	2008

Assets
Cash and due from banks	$164,143	$163,456	$252,242
Money market investments	560,695	481,489	183
Investment Securities:
Securities available for sale, at fair value	2,194,238	2,271,998	1,986,166
Securities held to maturity, at amortized cost (fair value of $137,155, $138,840 and $136,423, respectively)	137,080	138,581	138,435

Total investment securities	2,331,318	2,410,579	2,124,601
FHLB and Federal Reserve stock	156,277	148,764	148,838
Portfolio loans:
Commercial and industrial	2,198,315	2,394,436	2,703,812
Commercial real estate	2,922,429	2,944,265	3,101,337

Total commercial	5,120,744	5,338,701	5,805,149
Residential mortgage	1,145,020	1,207,973	1,308,729
Direct consumer	1,351,513	1,405,659	1,502,302
Indirect consumer	808,311	802,116	832,836

Total portfolio loans	8,425,588	8,754,449	9,449,016
Less: Allowance for loan losses	(333,369)	(282,647)	(181,718)

Net portfolio loans	8,092,219	8,471,802	9,267,298
Loans held for sale	78,144	89,820	111,542
Premises and equipment	121,465	122,810	125,073
Goodwill	330,744	597,218	597,218
Other intangible assets	17,425	19,377	25,766
Bank owned life insurance	219,290	218,917	218,084
Other assets	216,628	258,058	299,173

Total assets	$12,288,348	$12,982,290	$13,170,018

Liabilities
Noninterest-bearing deposits	$1,221,124	$1,174,392	$1,144,544
Interest-bearing demand deposits	977,530	865,441	763,983
Savings deposits	2,644,611	2,683,425	2,616,316
Time deposits	4,070,216	4,396,266	4,136,295

Total deposits	8,913,481	9,119,524	8,661,138
Federal funds purchased and securities sold under agreements to repurchase	45,703	53,086	299,646
Other short-term borrowings	14,197	13,845	45,398
Other liabilities	153,142	163,887	119,860
Long-term debt	1,936,673	2,064,575	2,498,290

Total liabilities	11,063,196	11,414,917	11,624,332

Shareholders’ Equity
Preferred stock — $50 par value	—	—	114,161
Preferred stock — no par value	269,013	267,566	—
Common stock — no par value	1,215,021	1,214,173	1,052,738
Retained (deficit) earnings	(231,503)	121,106	384,867
Accumulated other comprehensive loss	(27,379)	(35,472)	(6,080)

Total shareholders’ equity	1,225,152	1,567,373	1,545,686

Total liabilities and shareholders’ equity	$12,288,348	$12,982,290	$13,170,018

12

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$114,481	$146,179	$233,672	$303,180
Interest and dividends on investment securities:
Taxable	20,068	19,021	41,980	40,044
Tax-exempt	6,729	7,280	13,686	14,650
Dividends on FHLB and Federal Reserve stock	529	1,898	1,895	3,591
Money market investments	325	16	588	46

Total interest income	142,132	174,394	291,821	361,511

Interest Expense
Deposits	42,288	53,134	89,428	114,712
Short-term borrowings	53	1,836	147	6,807
Long-term debt	24,190	31,809	49,699	64,065

Total interest expense	66,531	86,779	139,274	185,584

Net Interest Income	75,601	87,615	152,547	175,927
Provision for loan losses	99,962	74,480	163,979	105,099

Net interest income after provision for loan losses	(24,361)	13,135	(11,432)	70,828

Noninterest Income
Service charges on deposit accounts	10,836	12,036	21,104	23,502
Trust fees	3,464	4,608	6,883	9,392
Mortgage and other loan income	3,715	3,023	6,794	6,367
Brokerage and investment fees	1,450	2,211	2,777	4,127
ATM network user fees	1,665	1,677	3,119	3,090
Bankcard fees	2,093	1,924	3,987	3,668
Losses on loans held for sale	(4,350)	(2,248)	(10,502)	(2,247)
Other income	2,088	3,827	6,032	10,084

Total fees and other income	20,961	27,058	40,194	57,983
Investment securities gains	5	—	5	—

Total noninterest income	20,966	27,058	40,199	57,983

Noninterest Expense
Salaries and employee benefits	35,950	39,046	69,867	81,271
Occupancy	6,762	6,954	14,685	14,629
Professional services	2,783	4,531	5,919	8,294
Equipment	3,049	3,420	5,899	6,650
Data processing services	4,346	4,233	8,620	8,537
Advertising and public relations	2,274	1,458	3,699	3,296
Postage and delivery	1,526	2,058	3,101	3,785
Other loan expenses	6,861	3,448	12,798	5,259
Other real estate (ORE) expenses	4,417	6,394	12,777	7,636
Intangible asset amortization	1,952	2,333	3,989	4,780
Goodwill impairment	266,474	178,089	266,474	178,089
Other expense	19,039	9,264	28,383	15,564

Total noninterest expense	355,433	261,228	436,211	337,790

Loss Before Income Taxes	(358,828)	(221,035)	(407,444)	(208,979)
Income tax benefit	(11,415)	(19,401)	(14,882)	(18,472)

Net Loss	(347,413)	(201,634)	(392,562)	(190,507)
Dividend on redeemable preferred stock	(5,196)	—	(9,299)	—

Net Loss Attributable to Common Shareholders	$(352,609)	$(201,634)	$(401,861)	$(190,507)

Net Loss Per Common Share:
Basic	$(2.79)	$(2.51)	$(3.18)	$(2.44)
Diluted	(2.81)	(2.53)	(3.20)	(2.46)
Cash Dividends Declared Per Common Share	—	—	—	0.290

Average Common Shares Outstanding:
Basic	125,459	79,689	125,430	77,469
Diluted	125,503	79,700	125,465	77,486

13

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008

Summary of Operations (thousands)
Net interest income	$75,601	$76,946	$85,687	$87,318	$87,615
Provision for loan losses	99,962	64,017	118,565	58,390	74,480
Total fees and other income	20,961	19,233	15,755	28,005	27,058
Investment securities gains (losses)	5	—	(1)	—	—
Noninterest expense (1)	355,433	80,778	78,611	74,301	261,228
Income tax provision (benefit)	(11,415)	(3,467)	99,634	(10,192)	(19,401)
Net loss (2)	(347,413)	(45,149)	(195,369)	(7,176)	(201,634)
Net loss attributable to common shareholders (3)	(352,609)	(49,252)	(195,596)	(18,913)	(201,634)
Taxable equivalent adjustment	4,220	4,337	4,519	4,593	4,611

Per Common Share Data
Net loss:
Basic	$(2.79)	$(0.39)	$(1.55)	$(0.20)	$(2.51)
Diluted	(2.81)	(0.39)	(1.56)	(0.20)	(2.53)
Market Value:
High	$2.25	$3.26	$4.75	$11.00	$13.97
Low	0.71	0.65	1.34	1.75	2.67
Close	0.71	1.55	2.98	3.08	2.82
Book value	7.57	10.29	10.60	12.20	14.93
Common shareholders’ equity (end of period)	6.95	7.53	7.80	7.27	9.62
Shares outstanding, end of period (000)	126,258	126,299	125,997	126,017	95,899

At Period End (millions)
Assets	$12,288	$12,982	$13,086	$13,116	$13,170
Portfolio loans	8,426	8,754	9,103	9,378	9,449
Deposits	8,913	9,120	9,052	9,006	8,661
Shareholders’ equity	1,225	1,567	1,601	1,537	1,546

Average Balances (millions)
Assets	$12,774	$13,080	$13,074	$13,157	$13,296
Portfolio loans	8,604	8,908	9,267	9,456	9,514
Deposits	8,995	9,117	8,998	8,837	8,604
Shareholders’ equity	1,557	1,607	1,559	1,551	1,546

Credit Quality Statistics (thousands)
Nonperforming loans	$492,342	$427,238	$304,293	$229,391	$136,741
Loans 90 or more days past due and still accruing	805	1,015	1,486	1,635	2,179
Restructured loans	2,556	360	256	271	285

Total nonperforming portfolio loans	495,703	428,613	306,035	231,297	139,205
Nonperforming held for sale	54,273	64,604	75,142	86,645	92,658
Other repossessed assets acquired (ORAA)	54,728	57,411	58,037	46,459	54,066

Total nonperforming assets	$604,704	$550,628	$439,214	$364,401	$285,929

Allowance for loan losses	$333,369	$282,647	$255,321	$217,727	$181,718
Allowance for loan losses as a percent of portfolio loans	3.96%	3.23%	2.80%	2.32%	1.92%
Allowance for loan losses as a percent of nonperforming assets	55.13	51.33	58.13	59.75	63.55
Allowance for loan losses as a percent of nonperforming loans	67.25	65.94	83.43	94.13	130.54
Nonperforming assets as a percent of portfolio loans plus ORAA	7.13	6.25	4.79	3.87	3.01
Nonperforming assets as a percent of total assets	4.92	4.24	3.36	2.78	2.17
Net loans charged off as a percent of average portfolio loans (annualized)	2.30	1.67	3.48	0.94	2.93
Net loans charged off (000)	$49,240	$36,691	$80,971	$22,381	$69,290

Performance Ratios (annualized)
Return on average assets	(10.91)%	(1.40)%	(5.94)%	(0.22)%	(6.10)%
Return on average shareholders’ equity	(89.50)	(11.40)	(49.86)	(1.84)	(52.47)
Average shareholders’ equity / average assets	12.19	12.28	11.92	11.79	11.62
Net interest margin (FTE) (4)	2.73	2.73	3.03	3.09	3.11

(1)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and second quarter of 2008, respectively.

(2)	Net loss includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(3)	Net loss attributable to common shareholders includes the following non-cash items: $5.2 million dividend to preferred shareholders in second quarter of 2009, $4.1 million dividend to preferred shareholders in first quarter of 2009, $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008 and $11.7 million deemed dividend to preferred shareholders in the third quarter of 2008.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

14

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Six months ended
	June 30,
	2009	2008	% Change

Summary of Operations (thousands)
Net interest income	$152,547	$175,927	(13.3)%
Provision for loan losses	163,979	105,099	56.0
Total fees and other income	40,194	57,983	(30.7)
Investment securities (losses) gains	5	—	N/M
Noninterest expense (1)	436,211	337,790	29.1
Income tax provision (benefit)	(14,882)	(18,472)	(19.4)
Net loss	(392,562)	(190,507)	106.1
Net loss attributable to common shareholders (2)	(401,861)	(190,507)	N/M
Cash dividends on common stock	—	21,958	(100.0)

Per Common Share Data
Net Loss:
Basic	$(3.18)	$(2.44)	30.3%
Diluted	(3.20)	(2.46)	30.1
Dividends	—	0.290	(100.0)

Market Value:
High	$2.25	$14.74	(84.7)
Low	0.71	2.67	(73.4)
Close	0.71	2.82	(74.8)
Book value	7.57	14.93	(49.3)
Common shareholders’ equity (end of period)	6.95	9.62	(27.8)
Shares outstanding, end of period (000)	126,258	95,899	31.7

At Period End (millions)
Assets	$12,288	$13,170	(6.7)%
Portfolio loans	8,426	9,449	(10.8)
Deposits	8,913	8,661	2.9
Shareholders’ equity	1,225	1,546	(20.7)

Average Balances (millions)
Assets	$12,926	$13,369	(3.3)%
Portfolio loans	8,755	9,507	(7.9)
Deposits	9,056	8,511	6.4
Shareholders’ equity	1,582	1,562	1.2

Performance Ratios (annualized)
Return on average assets	(6.12)%	(2.87)%	113.2%
Return on average shareholders’ equity	(50.04)	(24.53)	104.0
Average shareholders’ equity / average assets	12.24	11.68	4.7
Net interest margin (FTE) (3)	2.73	3.12	(12.4)
Net loans charged off as a percent of average portfolio loans	1.98	1.83	8.2

(1)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and 2008, respectively.

(2)	Net loss attributable to common shareholders includes dividends on redeemable preferred stock in the amount of $9.3 million in 2009.

(3)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $8.6 million and $9.3 million for the six months ended June 30, 2009 and 2008, respectively, based on a tax rate of 35%.

15

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

NONINTEREST INCOME:
Service charges on deposit accounts	$10,836	$10,268	$11,714	$12,254	$12,036
Trust fees	3,464	3,419	4,062	4,513	4,608
Mortgage and other loan income	3,715	3,079	1,807	3,269	3,023
Brokerage and investment fees	1,450	1,327	1,606	1,376	2,211
ATM network user fees	1,665	1,454	1,514	1,715	1,677
Bankcard fees	2,093	1,894	1,898	1,874	1,924
Losses on loans held for sale	(4,350)	(6,152)	(5,865)	(1,261)	(2,248)
Other income	2,088	3,944	(981)	4,265	3,827

Total fees and other income	20,961	19,233	15,755	28,005	27,058
Investment securities gains (losses)	5	—	(1)	—	—

TOTAL NONINTEREST INCOME	$20,966	$19,233	$15,754	$28,005	$27,058

NONINTEREST EXPENSE:
Salaries and employee benefits	$35,950	$33,917	$37,194	$39,728	$39,046
Occupancy	6,762	7,923	7,214	6,749	6,954
Professional services	2,783	3,136	3,644	3,246	4,531
Equipment	3,049	2,850	3,156	3,160	3,420
Data processing services	4,346	4,274	3,748	4,185	4,233
Advertising and public relations	2,274	1,425	1,304	1,297	1,458
Postage and delivery	1,526	1,575	1,931	1,626	2,058
Other loan expenses	6,861	5,937	5,367	2,755	3,448
Other real estate (ORE) expenses	4,417	8,360	1,547	1,825	6,394
Intangible asset amortization	1,952	2,037	2,126	2,226	2,333
Goodwill impairment	266,474	—	—	—	178,089
Other expense	19,039	9,344	11,380	7,504	9,264

TOTAL NONINTEREST EXPENSE	$355,433	$80,778	$78,611	$74,301	$261,228

16

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2009		March 31, 2009		June 30, 2008
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$521,644	0.25%	$426,824	0.25%	$2,379	2.72%
Investment securities:
Taxable	1,716,468	4.68	1,738,346	5.04	1,483,409	5.13
Tax-exempt	629,411	6.58	651,797	6.57	670,792	6.68
FHLB and Federal Reserve stock	154,377	1.37	148,763	3.71	148,838	5.12
Portfolio loans Commercial and industrial	2,300,885	4.53	2,485,161	4.65	2,658,841	5.54
Commercial real estate	2,943,786	5.36	2,944,144	5.34	3,159,286	6.35
Residential mortgage	1,177,791	4.95	1,237,705	5.48	1,355,377	6.14
Direct consumer	1,378,223	6.06	1,431,983	6.10	1,517,420	6.68
Indirect consumer	803,532	6.76	809,025	6.77	823,530	6.69

Total portfolio loans	8,604,217	5.33	8,908,018	5.42	9,514,454	6.18
Loans held for sale	84,654	3.62	93,379	2.15	65,430	4.08

Total earning assets	11,710,771	5.01	11,967,127	5.20	11,885,302	6.05

Nonearning Assets
Cash and due from banks	158,977		173,181		193,533
Bank premises and equipment	122,402		123,573		126,311
Investment security fair value adjustment	15,404		(6,471)		19,097
Other nonearning assets	1,057,928		1,083,358		1,249,579
Allowance for loan losses	(291,565)		(260,483)		(177,441)

Total assets	$12,773,917		$13,080,285		$13,296,381

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$927,698	0.47%	$823,161	0.46%	$769,241	0.66%
Savings deposits	2,671,620	0.80	2,596,840	0.93	2,645,759	1.64
Time deposits	4,188,303	3.44	4,548,786	3.59	4,073,917	4.06
Short-term borrowings	59,086	0.36	71,374	0.38	337,373	2.19
Long-term debt	1,999,435	4.85	2,116,545	4.88	2,673,757	4.78

Total interest-bearing liabilities	9,846,142	2.71	10,156,706	2.90	10,500,047	3.32
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,207,641		1,148,419		1,114,849
Other liabilities	163,266		168,525		135,932
Shareholders’ equity	1,556,868		1,606,635		1,545,553

Total liabilities and shareholders’ equity	$12,773,917		$13,080,285		$13,296,381

Interest Spread		2.30%		2.30%		2.73%
Contribution of noninterest bearing sources of funds		0.43		0.43		0.38

Net Interest Margin		2.73%		2.73%		3.11%

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Average Balances, Yields and Rates

	Six Months Ended June 30,
	2009		2008
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$474,496	0.25%	$3,434	2.68%
Investment securities
Taxable	1,727,347	4.86	1,506,082	5.32
Tax-exempt	640,542	6.57	674,746	6.68
FHLB and Federal Reserve stock	151,586	2.51	148,839	4.85
Portfolio loans
Commercial and industrial	2,392,514	4.59	2,611,432	5.73
Commercial real estate	2,943,964	5.35	3,150,765	6.62
Residential mortgage	1,207,583	5.22	1,386,545	6.31
Direct consumer	1,404,954	6.08	1,535,383	6.96
Indirect consumer	806,263	6.76	822,706	6.74

Total portfolio loans	8,755,278	5.37	9,506,831	6.40
Loans held for sale	88,992	2.85	69,744	5.44

Total earning assets	11,838,241	5.10	11,909,676	6.25
Nonearning Assets
Cash and due from banks	166,040		199,318
Bank premises and equipment	122,984		128,263
Investment security fair value adjustment	4,527		25,695
Other nonearning assets	1,070,573		1,278,010
Allowance for loan losses	(276,110)		(171,628)

Total assets	$12,926,255		$13,369,334

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$875,718	0.46%	$772,999	0.66%
Savings deposits	2,634,437	0.86	2,529,242	1.99
Time deposits	4,367,549	3.52	4,105,737	4.27
Short-term borrowings	64,733	0.46	485,014	2.82
Long-term debt	2,058,129	4.86	2,669,559	4.82

Total interest-bearing liabilities	10,000,566	2.81	10,562,551	3.53
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,178,194		1,102,552
Other liabilities	165,881		142,135
Shareholders’ equity	1,581,614		1,562,096

Total liabilities and shareholders’ equity	$12,926,255		$13,369,334

Interest Spread		2.29%		2.72%
Contribution of noninterest bearing sources of funds		0.44		0.40

Net Interest Margin		2.73%		3.12%

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Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

Commercial and industrial	$91,825	$83,716	$64,573	$38,168	$31,599
Commercial real estate	275,607	235,921	162,544	132,629	75,082

Total commercial (1)	367,432	319,637	227,117	170,797	106,681
Residential mortgage	103,263	84,596	59,515	40,234	12,414
Direct consumer	20,277	20,993	15,049	16,270	16,273
Indirect consumer	1,370	2,012	2,612	2,090	1,373
Loans 90 days or more past due and still accruing	805	1,015	1,486	1,635	2,179
Restructured loans	2,556	360	256	271	285

Total nonperforming portfolio loans	495,703	428,613	306,035	231,297	139,205
Nonperforming held for sale	54,273	64,604	75,142	86,645	92,658
Other Repossessed Assets Acquired	54,728	57,411	58,037	46,459	54,066

Total nonperforming assets	$604,704	$550,628	$439,214	$364,401	$285,929

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$133.3	$173.0	$155.5	$102.6	$54.5
Outflows	(85.9)	(80.4)	(99.2)	(38.5)	(135.9)

Net change	$47.4	$92.6	$56.3	$64.1	$(81.4)

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

Allowance for loan losses — beginning of period	$282,647	$255,321	$217,727	$181,718	$176,528

Provision for loan losses	99,962	64,017	118,565	58,390	74,480

Charge-offs:
Commercial and industrial	9,845	8,108	22,813	2,222	921
Commercial real estate	31,645	18,977	46,058	15,063	42,225

Total commercial	41,490	27,085	68,871	17,285	43,146
Residential mortgage	2,161	804	1,565	497	20,738
Direct consumer	6,826	4,707	6,239	3,603	3,631
Indirect consumer	5,041	5,507	6,299	3,924	3,525

Total charge-offs	55,518	38,103	82,974	25,309	71,040

Recoveries:
Commercial and industrial	3,028	128	904	1,805	302
Commercial real estate	2,316	404	151	274	241

Total commercial	5,344	532	1,055	2,079	543
Residential mortgage	4	3	2	12	15
Direct consumer	325	334	385	304	565
Indirect consumer	605	543	561	533	627

Total recoveries	6,278	1,412	2,003	2,928	1,750

Net charge-offs	49,240	36,691	80,971	22,381	69,290

Allowance for loan losses — end of period	$333,369	$282,647	$255,321	$217,727	$181,718

Reserve for loan commitments — end of period	$4,001	$4,158	$3,941	$4,274	$5,154

19